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                                  EXHIBIT 99.1


                                           For further information:

                                           Timothy J. Klahs
                                           Director, Investor Relations
                                           SFX Entertainment, Inc.
FOR IMMEDIATE RELEASE                      (212) 407-9126



              SFX ENTERTAINMENT, INC. AND THE MARQUEE GROUP, INC.
               MAKE MINOR ADJUSTMENT TO TERMS OF MERGER AGREEMENT


NEW YORK, January 25, 1999 -- SFX Entertainment, Inc. (NASDAQ: SFXE) and The Marquee Group, Inc. (AMEX: MRT) today jointly announced that they have amended the merger agreement regarding the proposed acquisition of Marquee by SFX Entertainment.

As previously announced, SFX and Marquee entered into a merger agreement on July 23, 1998 which was subsequently amended and is now presently pending. Also as previously announced, both companies and their directors had been sued by a representative of certain Marquee shareholders alleging that the terms of the merger were unfair to Marquee public shareholders. While neither company believes this to be the case, the litigation was resolved, subject to court approval, pursuant to a memorandum of understanding with plaintiff's counsel that resulted in this latest amendment to the merger agreement.

Pursuant to such amendment, which has been approved by both companies' Boards of Directors, the exchange ratio has been revised to allow Marquee stockholders to benefit from the potential increase in the stock price of SFX. Under the new amendment, if the price of SFX Entertainment Class A common stock is above $60.00, Marquee stockholders will receive an additional $0.10, or proportional part of such an amount, above the originally agreed to $4.75 worth of SFX stock for every dollar, or portion of a dollar, that the SFX stock price exceeds $60.00 up to $66.00. If the price of SFX stock is greater than $66.00 per share, the exchange ratio is adjusted to provide Marquee stockholders $5.35 worth of SFX stock. This adjustment will result in at most an additional 156,000 shares of SFX stock being issued in the merger. In all cases, the price of SFX stock to be used in these calculations is the average of the last reported sale price of the SFX Entertainment Class A common stock for fifteen consecutive trading days ending five days before the merger is consummated. The transaction remains subject to the approval of the shareholders of Marquee as well as certain regulatory requirements.


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Robert F.X. Sillerman, Executive Chairman of SFX Entertainment, stated, "We look forward to completing this important transaction for SFX. With this adjustment in terms, we have allowed Marquee shareholders a greater chance to participate in some of our stock's upside potential prior to their actually receiving our shares. This is reflective of our continuing enthusiasm for Marquee and our eagerness to begin the process of combining our strengths in sports and event management capabilities."

Robert M. Gutkowski, President and Chief Executive Officer of Marquee, stated, "We are happy to have been able to further enhance this transaction for our stockholders and look forward to the many benefits of the combination of Marquee and SFX."

Marquee provides integrated event management, television production, marketing, talent representation and consulting services in the sports, news and other entertainment industries. The company provides production and promotion services to major sporting events, sports television shows and professional and collegiate leagues and organizations. In conjunction with these services, it also offers consulting services for the development and implementation of corporate sponsorship campaigns which are designed to promote an event, team or sponsor. Marquee also represents sports and media personalities and has a roster of clients including athletes, broadcasters and media executives. In addition, Marquee is an established provider of television programming services in the field of international sports.

SFX Entertainment is the largest diversified promoter, producer and venue operator for live entertainment events in the United States. It owns and/or operates the largest network of venues in the country used principally for music concerts and other live entertainment events. Upon completion of all pending acquisitions, it will have 71 venues either directly owned or operated under lease or exclusive booking arrangements in 29 of the top 50 markets, including 14 amphitheaters in 9 of the top 10 markets. The company also develops and manages touring Broadway shows, selling subscription series in 38 of the markets that maintain active touring schedules with approximately 240,000 subscribers last year. Through its large number of venues, its strong market presence and the long operating histories of the businesses it has acquired, SFX operates an integrated franchise that promotes and produces a broad variety of live entertainment events locally, regionally and nationally. Pro forma for all completed and pending acquisitions, during the latest twelve months, over 32 million people attended approximately 11,650 events promoted and/or produced by SFX, including over 5,200 music concerts, 5,700 theatrical shows and 300 specialized motor sports shows. SFX also represents many prominent and prestigious athletes and broadcasters for contract and marketing services.

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of SFX's and Marquee's combined operating history and potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, granting of rights to acquire certain portions of SFX's operations, variable economic conditions and consumer tastes, restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in SFX's and Marquee's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.